Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 27, 2020	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Earnings for the Third Quarter of 2020

Declares Cash Dividend of $0.20 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 27, 2020) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported net earnings of $5.4 million ($1.20 per diluted share) for the quarter ended September 30, 2020, compared to $2.6 million ($0.57 per diluted share) for the third quarter of 2019. For the nine months ended September 30, 2020, Landmark reported net earnings of $13.9 million ($3.06 per diluted share), compared to $7.4 million ($1.61 per diluted share) in the first nine months of 2019. Return on average assets was 1.71% during the first nine months of 2020, compared to 1.00% in the same period of 2019. Return on average equity was 16.19% in the first nine months of 2020, compared to 10.02% in the same period of 2019. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, October 28, 2020. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through November 28, 2020, by dialing (877) 344-7529 and using conference number 10148845.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid November 25, 2020, to common stockholders of record as of the close of business on November 11, 2020. The Board of Directors also declared a 5% stock dividend issuable December 16, 2020, to common stockholders of record on December 2, 2020. This is the 20th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented, “We are pleased to report that Landmark achieved record results for the third quarter of 2020. Our net earnings of $5.4 million for the quarter benefited from an increase of $2.9 million in gains on sales of loans as the continued low mortgage interest rate environment drove an active housing market and refinance activity. In addition, we continued a strategic liquidation of our higher-coupon mortgage-backed investment securities based on market conditions, resulting in a $678,000 gain on sale of investments. During the third quarter of 2020, we recorded a $1.0 million provision for loan losses, as a result of continued economic uncertainty due to COVID-19 as well as year to date loan growth. Our community banking relationships across Kansas generated strong growth in earnings. Loan growth of 36.8% in the first nine months of 2020 drove a $4.0 million, or 18.1%, increase in net interest income compared to the first nine months of 2019, partially offset by higher non-interest expense. Net interest margin improved by 23 basis points during the first nine months of 2020 as the proportion of loans in our asset mix increased and interest expense declined.”

Mr. Scheopner continued, “Landmark’s COVID-19 pandemic response plan continues to be focused foremost on the safety and well-being of our customers and associates. During this period of unprecedented economic uncertainty, Landmark supported our customers with loan modifications and access to funding through the Small Business Administration’s Paycheck Protection Program (PPP). As of September 30, 2020, we assisted 1,095 customers in securing approximately $131.0 million of PPP funding, with an average loan size of $120,000. We are currently actively working with these borrowers as they navigate the SBA loan forgiveness process. We are also pleased to report that COVID-19 loan modifications have declined significantly with most of our borrowers returning to their loan contractual terms. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses across Kansas during this challenging time.”

Third Quarter Financial Highlights

Net interest income was $9.3 million for the three months ended September 30, 2020, an increase of $1.6 million, or 21.0%, from the third quarter of 2019. The increase was primarily the result of a 15.0% increase in average interest-earning assets, from $911.1 million in the third quarter of 2019 to $1.0 billion in the third quarter of 2020. Average loan balances in the third quarter of 2020 increased $191.2 million, or 36.1%, compared to the same period of 2019 due primarily to the origination of PPP loans. Lower interest expense and growth in loans as a proportion of the asset mix contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.44% in the third quarter of 2019 to 3.60% in the same period of 2020. Landmark recorded a provision for loan losses of $1.0 million during the third quarter of 2020 compared to $400,000 during the same period of 2019. The increase in the provision for loan losses reflected loan growth and our best estimate of the economic environment, considering the effects of COVID-19. As the economic outlook evolves and our pandemic-related loss experience develops, Landmark will adjust the allowance for credit losses and provisioning accordingly.

Total non-interest income was $8.2 million in the third quarter of 2020, compared to $4.6 million in the same period of 2019. The increase in non-interest income was primarily due to a $2.9 million increase in gains on sales of loans. Gains on sales of loans increased as the origination of one-to-four family residential real estate loans increased due to the decline in mortgage interest rates that have fueled a robust housing market and refinancing activity. Also contributing to the increase in non-interest income was $678,000 of gains on sales of investment securities as $16.7 million of mortgage-backed investment securities were sold during the third quarter of 2020. Landmark sold mortgage-backed investment securities after comparing the market prices to the risks of accelerating prepayment speeds.

Non-interest expense totaled $9.5 million for the third quarter of 2020, an increase of $904,000, or 10.5%, from the third quarter of 2019. The increase in non-interest expense was primarily due to an increase of $881,000 in compensation and benefits which was driven in part by increases in our mortgage lending as well as general increases in compensation. Landmark recorded income tax expense of $1.5 million in the third quarter of 2020 compared to $583,000 in the third quarter a year earlier. The effective tax rate increased from 18.2% in the third quarter of 2019 to 21.5% in the third quarter of 2020, primarily due to an increase in earnings before income taxes, while tax-exempt income declined over the comparable periods.

Year-to-Date Financial Highlights

Net interest income was $26.4 million for the nine months ended September 30, 2020, an increase of $4.0 million, or 18.1%, from the first nine months of 2019. The increase was primarily a result of a 9.9% increase in average interest-earning assets, from $898.5 million in the first nine months of 2019 to $987.4 million in the same period of 2020. The increase in average interest-earning assets was driven by an increase of $136.2 million, or 26.6%, in average loan balances in the first nine months of 2020 compared to the same period of 2019. The increase in average loan balances included a year-to-date average balance of $78.1 million in PPP loans. Lower interest expense and the growth in loans within the asset mix contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.43% in the first nine months of 2019 to 3.66% in the same period of 2020. Landmark recorded a provision for loan losses of $2.6 million during the first nine months of 2020, compared to $1.0 million during the same period of 2019.

Total non-interest income was $20.5 million in the first nine months of 2020, an increase of $8.7 million, or 73.7%, from the same period of 2019. The increase in non-interest income was primarily due to an increase of $6.0 million in gains on sales of loans. Also contributing to the increase in non-interest income was $2.4 million of gains on sales of investment securities due to approximately $61 million of mortgage-backed investment securities sold during the first nine months of 2020. A loss of $146,000 was recorded on sales of investment securities during the nine months ended September 30, 2019.

Non-interest expense totaled $26.7 million for the first nine months of 2020, an increase of $2.4 million, or 10.0%, from $24.3 million for the same period of 2019. The increase was primarily due to an increase of $2.3 million in compensation and benefits which was driven in part by increases in mortgage lending as well as general increases in compensation. Landmark recorded income tax expense of $3.6 million in the first nine months of 2020 compared to $1.4 million in the same period of 2019. The effective tax rate increased from 16.2% in the first nine months of 2019 to 20.8% in the same period of 2020 primarily due to an increase in earnings before income taxes, while tax-exempt income declined over the comparable periods.

Balance Sheet Highlights

Total assets increased $150.5 million, or 15.1%, to $1.1 billion at September 30, 2020, from $998.5 million at December 31, 2019. The growth in total assets was primarily the result of an increase in net loans of $196.0 million, or 36.8%, to $728.2 million at September 30, 2020, from $532.2 million at December 31, 2019. The growth in net loans included $131.0 million of PPP loans. Investment securities decreased $62.1 million, or 17.0%, to $304.0 million at September 30, 2020, compared to $366.1 million at year-end 2019. Deposits increased $122.9 million, or 14.7%, to $957.9 million at September 30, 2020, compared to $835.0 million at December 31, 2019. Federal Home Loan Bank and other borrowings increased $7.9 million, or 18.8%, to $50.1 million at September 30, 2020, compared to $42.2 million at December 31, 2019. Stockholders’ equity increased to $121.9 million (book value of $27.02 per share) at September 30, 2020, from $108.6 million (book value of $23.62 per share) at December 31, 2019, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. Landmark repurchased $2.3 million worth of shares of its outstanding common stock during the first nine months of 2020. The ratio of equity to total assets decreased to 10.61% at September 30, 2020, from 10.88% at year-end 2019.

The allowance for loan losses totaled $8.4 million, or 1.13% of gross loans outstanding, at September 30, 2020, compared to $6.5 million, or 1.20% of gross loans outstanding, at December 31, 2019. The allowance for loan losses as a percentage of gross loans outstanding declined as a result of originating $131.0 million of PPP loans which are guaranteed by the Small Business Administration and have no allowance for loan losses allocated at September 30, 2020. The increase in the total allowance for loan losses during the first nine months of 2020 was primarily due to the economic impact of COVID-19 on the loan portfolio. Non-performing loans increased to $6.3 million, or 0.86% of gross loans, at September 30, 2020, from $5.5 million, or 1.03% of gross loans, at year-end 2019. Delinquent loans increased to $3.7 million, or 0.50% of gross loans, at September 30, 2020, from $3.4 million, or 0.64% of gross loans, at December 31, 2019. Landmark recorded net loan charge-offs of $701,000 during the first nine months of 2020, compared to $486,000 during the same period of 2019.

COVID-19 Loan Modifications and Forbearance Plans

As of September 30, 2020, Landmark had 33 loan modifications on outstanding loan balances of $22.9 million in connection with the COVID-19 pandemic, which was a decline from 135 loan modifications on outstanding loans balances of $54.7 million at June 30, 2020. These modifications consisted of payment deferrals that were applied to either the full loan payment or just the principal component. Additionally, as of September 30, 2020, only 3 borrowers with aggregate loans outstanding of $6.8 million had been granted a second deferral. As of September 30, 2020, 107 loans with outstanding loan balances of $35.7 million had reached the end of their deferral periods and returned to their respective contractual payment terms. Consistent with CARES Act and regulatory guidance, the Company also entered into short-term forbearance plans and short-term repayment plans on 8 one-to-four family residential mortgage loans totaling $982,000 as of September 30, 2020.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of CECL; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,
	2020	2019
ASSETS:
Cash and cash equivalents	$15,820	$13,694
Investment securities	303,989	366,107
Loans, net	728,150	532,180
Loans held for sale	18,253	8,497
Premises and equipment, net	20,617	21,133
Bank owned life insurance	25,269	24,809
Goodwill	17,532	17,532
Other intangible assets, net	3,578	2,829
Other assets	15,734	11,684
TOTAL ASSETS	$1,148,942	$998,465

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$957,942	$835,048
Federal Home Loan Bank and other borrowings	50,120	42,199
Other liabilities	19,010	12,611
Total liabilities	1,027,072	889,858
Stockholders’ equity	121,870	108,607
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,148,942	$998,465

LOANS (unaudited):

One-to-four family residential real estate	$162,344	$146,505
Construction and land	28,094	22,459
Commercial real estate	154,804	133,501
Commercial	137,286	109,612
Paycheck Protection Program (PPP)	130,977	-
Agriculture	99,430	98,558
Municipal	2,389	2,656
Consumer	23,988	25,101
Net deferred loan (fees)/costs and loans in process	(2,796)	255
Allowance for loan losses	(8,366)	(6,467)
Loans, net	$728,150	$532,180

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,346	$5,546
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,488	290
Total non-performing assets	$7,834	$5,836

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.50%	0.64%
Total non-performing loans to gross loans outstanding	0.86%	1.03%
Total non-performing assets to total assets	0.68%	0.58%
Allowance for loan losses to gross loans outstanding	1.13%	1.20%
Allowance for loan losses to total non-performing loans	131.83%	116.61%
Equity to total assets	10.61%	10.88%
Book value per share	$27.02	$23.62

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Interest income:
Loans	$7,998	$7,096	$22,890	$20,436
Investment securities and other	1,759	2,349	5,826	7,186
Total interest income	9,757	9,445	28,716	27,622

Interest expense:
Deposits	354	1,433	1,798	4,144
Borrowed funds	136	353	534	1,142
Total interest expense	490	1,786	2,332	5,286

Net interest income	9,267	7,659	26,384	22,336
Provision for loan losses	1,000	400	2,600	1,000
Net interest income after provision for loan losses	8,267	7,259	23,784	21,336

Non-interest income:
Fees and service charges	2,122	2,057	5,838	5,677
Gains on sales of loans, net	4,944	2,081	10,961	4,943
Bank owned life insurance	152	159	460	478
(Losses) gains on sales of investment securities, net	678	-	2,448	(146)
Other	269	258	783	847
Total non-interest income	8,165	4,555	20,490	11,799

Non-interest expense:
Compensation and benefits	5,559	4,678	15,394	13,072
Occupancy and equipment	1,106	1,207	3,248	3,369
Data processing	447	405	1,311	1,233
Amortization of intangibles	465	446	1,166	887
Professional fees	381	332	1,095	1,285
Advertising	150	166	451	501
Federal deposit insurance premiums	64	(66)	166	71
Foreclosure and real estate owned expense	68	75	110	142
Other	1,282	1,375	3,804	3,751
Total non-interest expense	9,522	8,618	26,745	24,311

Earnings before income taxes	6,910	3,196	17,529	8,824
Income tax expense	1,483	583	3,639	1,430
Net earnings	$5,427	$2,613	$13,890	$7,394

Net earnings per share (1)
Basic	$1.21	$0.57	$3.07	$1.61
Diluted	1.20	0.57	3.06	1.61

Shares outstanding at end of period (1)	4,510,988	4,594,309	4,510,988	4,594,309

Weighted average common shares outstanding - basic (1)	4,504,953	4,593,061	4,526,769	4,591,510
Weighted average common shares outstanding - diluted (1)	4,521,990	4,608,731	4,544,637	4,606,739

OTHER DATA (unaudited):

Return on average assets (2)	1.89%	1.03%	1.71%	1.00%
Return on average equity (2)	18.06%	9.90%	16.19%	10.02%
Net interest margin (2)(3)	3.60%	3.44%	3.66%	3.43%

(1) Share and per share values at or for the periods ended September 30, 2019 have been adjusted to give effect to the 5% stock dividend paid during December 2019.

(2) Information for the three and nine months ended September 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.